ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-208507 Dated January 21, 2016
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$● Securities Linked to the SPDR® S&P 500® ETF Trust, due on or about January 31, 2018
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the SPDR® S&P 500® ETF Trust (the “Underlying Equity”).  Royal Bank of Canada will pay a quarterly Contingent Coupon payment if the closing price of the Underlying Equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the Underlying Equity on any Observation Date is equal to or greater than the Starting Price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the Contingent Coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the Ending Price of the Underlying Equity is equal to or greater than the Trigger Price (which is the same price as the Coupon Barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the Contingent Coupon for the final quarter. If the Ending Price of the Underlying Equity is less than the Trigger Price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Equity over the term of the Securities, and you may lose up to 100% of your initial investment.
Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Generally, the higher the Contingent Coupon Rate on the Securities, the greater the risk of loss on the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.
Features	Key Dates[1]
❑ Contingent Coupon — Royal Bank of Canada will pay a quarterly Contingent Coupon payment if the closing price of the Underlying Equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑ Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the Contingent Coupon otherwise due for that quarter if the closing price of the Underlying Equity on any quarterly Observation Date is greater than or equal to the Starting Price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑ Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the Underlying Equity does not close below the Trigger Price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the Underlying Equity closes below the Trigger Price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying Equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.
Trade Date[1]	January 27, 2016
Settlement Date[1]	January 29, 2016
Observation Dates[2]	Quarterly
Final Observation Date[2]	January 25, 2018
Maturity Date[2]	January 31, 2018
1        Expected. In the event that we make any change to the expected trade date and settlement date, the final Observation Date and maturity date will be changed so that the stated term of the Securities remains approximately the same.
2         Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-2.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-2 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offering
This free writing prospectus relates to Trigger Phoenix Autocallable Optimization Securities we are offering linked to the shares of the SPDR® S&P 500® ETF Trust.  The Starting Price, Trigger Price and Coupon Barrier will be determined on the trade date, and the Trigger Price and the Coupon Barrier will be set to the same percentage. The Securities will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000.00.
Underlying Equity	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Shares of the SPDR® S&P 500® ETF Trust (SPY)	8.00% per annum	•	69.00% to 75.00% of the Starting Price	69.00% to 75.00% of the Starting Price	78013C609	US78013C6093
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement no. UBS-TPAOS-2 dated January 20, 2016 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the SPDR® S&P 500® ETF Trust	•	$10.00	•	$0.15	•	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 below.
The initial estimated value of the Securities as of the date of this document is $9.8100 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the trade date, which will not be more than $0.20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 and “Structuring the Securities” on page 16 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.
UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TPAOS-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Series G medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-2 dated January 20, 2016.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TPAOS-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TPAOS-2 dated January 20, 2016: https://www.sec.gov/Archives/edgar/data/1000275/000114036116048191/form424b5.htm
♦	Prospectus supplement dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦       You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦       You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Equity.
♦       You believe the closing price of the Underlying Equity will be equal to or greater than the Coupon Barrier on the specified Observation Dates (including the final Observation Date).
♦       You are willing to make an investment whose return is limited to the Contingent Coupon payments, regardless of any potential appreciation of the Underlying Equity, which could be significant.
♦       You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.
♦       You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as "RBCCM,” is willing to purchase the Securities.
♦       You would be willing to invest in the Securities if the Coupon Barrier and the Trigger Price were set to the top of the relevant range, specified on the cover of this free writing prospectus (the actual Coupon Barrier and the Trigger Price will be determined on the trade date).
♦     You understand and accept the risks associated with the Underlying Equity.
♦       You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Equity.
♦       You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦       You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦       You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦       You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦       You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Equity.
♦       You believe that the price of the Underlying Equity will decline during the term of the Securities and is likely to close below the Coupon Barrier on the specified Observation Dates and below the Trigger Price on the final Observation Date.
♦       You seek an investment that participates in the full appreciation in the price of the Underlying Equity or that has unlimited return potential.
♦       You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.
♦       You would be unwilling to invest in the Securities if the Coupon Barrier and the Trigger Price were set to the top of the relevant range, specified on the cover of this free writing prospectus (the actual Coupon Barrier and the Trigger Price will be determined on the trade date).
♦       You do not understand or accept the risks associated with the Underlying Equity.
♦       You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Equity.
♦       You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.
♦       You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-2 for risks related to an investment in the Securities. In addition, you should review carefully “Information About the Underlying Equity” beginning on page 12 of this free writing prospectus for more information about the Underlying Equity.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price per Security:	$10 per Security
Principal Amount per Security:	$10 per Security
Term:[2]	Approximately two years, if not previously called
Underlying Equity:	The shares of the SPDR® S&P 500® ETF Trust
Closing Price:
On any trading day, the last reported sale price of the Underlying Equity on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.

Starting Price:	The closing price of the Underlying Equity on the trade date.
Ending Price:	The closing price of the Underlying Equity on the final Observation Date.
Contingent Coupon:
If the closing price of the Underlying Equity is equal to or greater than the Coupon Barrier on any Observation Date, Royal Bank of Canada will pay you the Contingent Coupon applicable to that Observation Date.
If the closing price of the Underlying Equity is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant Contingent Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. The table below sets forth each Observation Date, each Contingent Coupon Payment Date and the corresponding Contingent Coupon for the Securities.
The table below reflects the Contingent Coupon Rate of 8.00% per annum.

Observation Dates*	Contingent Coupon Payment Dates	Contingent Coupons
April 27, 2016	April 29, 2016	$0.2000
July 27, 2016	July 29, 2016	$0.2000
October 27, 2016	October 31, 2016	$0.2000
January 27, 2017	January 31, 2017	$0.2000
April 26, 2017	April 28, 2017	$0.2000
July 27, 2017	July 31, 2017	$0.2000
October 27, 2017	October 31, 2017	$0.2000
January 25, 2018	January 31, 2018	$0.2000
* If the Securities are called, no further payments will be made.
Contingent Coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the Contingent Coupon for any Observation Date on which the closing price of the Underlying Equity is less than the Coupon Barrier.
Contingent Coupon Rate:	8.00% per annum
Coupon Barrier:	69.00% to 75.00% of the Starting Price (as may be adjusted in the case of certain

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final Observation Date and maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement). The actual Coupon Barrier will be determined on the trade date and will equal the Trigger Price.
Trigger Price:
69.00% to 75.00% of the Starting Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement). The actual Trigger Price will be determined on the trade date and will equal the Coupon Barrier.

Automatic Call Feature:
The Securities will be called automatically if the closing price of the Underlying Equity on any Observation Date is greater than or equal to the Starting Price.
If the Securities are called, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “Call Settlement Date”) a cash payment per Security equal to the principal amount per Security plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the Ending Price is equal to or greater than the Trigger Price and the Coupon Barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10 plus the Contingent Coupon otherwise due on the maturity date.
If the Securities are not called and the Ending Price is less than the Trigger Price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:
$10.00 + ($10.00 × underlying return)

Underlying Return:	Ending Price – Starting Price Starting Price

Investment Timeline
Trade Date:	The Starting Price of the Underlying Equity is observed, the Trigger Price and Coupon Barrier are determined.

Quarterly:
If the closing price of the Underlying Equity is equal to or greater than the Coupon Barrier on any Observation Date, Royal Bank of Canada will pay you a Contingent Coupon payment on the applicable coupon payment date.
The Securities will be called if the closing price of the Underlying Equity on any Observation Date is equal to or greater than the Starting Price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Ending Price of the Underlying Equity is observed on the final Observation Date.
If the Securities have not been called and the Ending Price is equal to or greater than the Trigger Price (and the Coupon Barrier), Royal Bank of Canada will repay the principal amount equal to $10 per Security plus the Contingent Coupon otherwise due on the maturity date.
If the Securities have not been called and the Ending Price is less than the Trigger Price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying Equity, for an amount equal to:
$10 + ($10 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the Ending Price of the Underlying Equity is greater than or equal to the Trigger Price, and will only make that payment at maturity. If the Securities are not called and the Ending Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying Equity.
♦	The Contingent Repayment of Principal Applies Only at Maturity — If the Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying Equity is above the Trigger Price.
♦	You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic Contingent Coupon payments on the Securities. If the closing price of the Underlying Equity on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Underlying Equity is less than the Coupon Barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Ending Price will be less than the Trigger Price.
♦	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying Equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the Underlying Equity even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying Equity or on a similar security that allows you to participate in the appreciation of the price of the Underlying Equity.
♦	The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — "Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Equity. The greater the volatility of the Underlying Equity, the more likely it is that the price of that equity could close below the Trigger Price on the final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon Rate will be set on the trade date, the Underlying Equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the Underlying Equity could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.
♦	Reinvestment Risk — The Securities will be called automatically if the closing price of the Underlying Equity is equal to or greater than the Starting Price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.
♦	An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, Contingent Coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Initial Estimated Value of the Securities Will Be Less than the Price to the Public — The initial estimated value for the Securities that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the

Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
♦	Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Comprising the Underlying Equity or the Underlying Equity’s Underlying Index — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or stocks included in the Underlying Equity or the Underlying Equity’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.
♦	You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Shares of the Underlying Equity at Maturity — Investing in the Securities will not make you a holder of any shares of the Underlying Equity or any securities held by the Underlying Equity. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Equity or such other securities.
♦	Changes That Affect the Underlying Index Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity — The policies of S&P Dow Jones Indices LLC (the “Index Sponsor,” or “S&P”), the sponsor of the S&P 500® Index (the “Underlying Index”), concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Underlying Equity, the amount payable on the Securities, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the Index Sponsor discontinues or suspends the calculation or publication of the Underlying Index.
♦	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Its Actions — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Securities in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsor has no obligation of any sort with respect to the Securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from the issuance of the Securities will be delivered to the Index Sponsor.
♦	Adjustments to the Underlying Equity Could Adversely Affect the Securities — SSgA Funds Management, Inc. (“SSFM”), in its role as the advisor of the Underlying Equity, is responsible for calculating and maintaining the Underlying Equity. SSFM can add, delete or substitute the stocks comprising the Underlying Equity or make other methodological changes that could change the share price of the Underlying Equity at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Securities.
♦	We and Our Affiliates Do Not Have Any Affiliation With the Investment Advisor of the Underlying Equity and Are Not Responsible For Its Public Disclosure of Information — We and our affiliates are not affiliated with SSFM in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying Equity. SSFM is not involved in the offering of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions relating to the Underlying Equity that might affect the value of the Securities. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about SSFM or the Underlying Equity contained in any public disclosure of information. You, as an investor in the Securities, should make your own investigation into the Underlying Equity.
♦	The Correlation Between the Performance of the Underlying Equity and the Performance of the Underlying Index May Be Imperfect — The performance of the Underlying Equity is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Underlying Equity may correlate imperfectly with the return on the Underlying Index. Further, the performance of the Underlying Equity may not exactly replicate the performance of the Underlying Index, because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the Underlying Index.
During periods of market volatility, securities included in the Underlying Index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Equity and the liquidity of the Underlying Equity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Equity. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Equity. As a result, under these circumstances, the market value of shares of the Underlying Equity may vary substantially from the net asset value per share of the Underlying Equity. For all of the foregoing reasons, the performance of the Underlying Equity may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Equity, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.
♦	Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities — The trading prices of the Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the Underlying Equity will rise or fall, trading prices of the common stocks held by the underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying Equity.
♦	Management Risk — The Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Equity is subject to the risk that the investment strategy of the Underlying Equity’s investment advisor may not produce the intended results.
♦	No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying Equity will rise or fall. The closing price of the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Equity. You should be willing to accept the downside risks of owning equities in general and the Underlying Equity in particular, and the risk of losing some or all of your initial investment.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates — RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying Equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore the market value of the Securities.
♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price — Trading or transactions by Royal Bank of Canada, UBS or our respective affiliates in the Underlying Equity of the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on the Underlying Equity or the Underlying Index may adversely affect the market value of the Underlying Equity, the closing price of the Underlying Equity, and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the closing price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the actual and expected volatility of the price of the Underlying Equity;
♦	the time remaining to maturity of the Securities;
♦	the dividend rate on the Underlying Equity and the securities included in the Underlying Index;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
♦	The Anti-Dilution Protection for the Underlying Equity Is Limited — The calculation agent will make adjustments to the Starting Price, Trigger Price and Coupon Barrier for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Equity relative to its Starting Price. Royal Bank of Canada cannot predict the Ending Price of the Underlying Equity. You should not take these examples as an indication or assurance of the expected performance of the Underlying Equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following hypothetical assumptions (actual terms for the Securities will be set on the trade date):
Principal Amount:	$10.00
Term:	Approximately two years
Hypothetical Starting Price*:	$100.00
Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Contingent Coupon**:	$0.20 per quarter
Observation Dates:	Quarterly
Hypothetical Trigger Price*:	$75.00 (which is 75% of the Starting Price)
Hypothetical Coupon Barrier*:	$75.00 (which is 75% of the Starting Price)
* May not be the actual Starting Price, Coupon Barrier or Trigger Price applicable to the Securities.  The actual Starting Price, Coupon Barrier and Trigger Price will be determined on the trade date.
** Contingent Coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Securities unless earlier called.

Scenario #1: Securities Are Called on the First Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above Coupon Barrier and Starting Price)	$10.20 (Call Settlement Amount)

	Total Payment:	$10.20 (2.00% return)
Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon, for a 2.00% total return on the Securities. No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Second Observation Date	$85.50 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Third Observation Date	$105.00 (at or above Starting Price)	$10.20 (Call Settlement Amount)

	Total Payment:	$10.60 (6.00% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.40 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.60 per Security, for a 6.00% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Equity Is at or Above the Trigger Price.
Date	Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Second Observation Date	$59.50 (below Coupon Barrier)	$0.00
Third Observation Date	$81.00 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Fourth Observation Date	$83.00 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Fifth through Seventh Observation Dates	Various (each below Coupon Barrier)	$0.00
Final Observation Date	$80.00 (at or above Trigger Price and Coupon Barrier; below Starting Price)	$10.20 (Payment at Maturity)

	Total Payment:	$10.80 (8.00% return)
At maturity, Royal Bank of Canada will pay you a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon.  When added to the Contingent Coupon payments of $0.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.80 per Security, for an 8.00% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Equity Is Below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Second Observation Date	$85.50 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Third Observation Date	$81.50 (at or above Coupon Barrier; below Starting Price)	$0.20 (Contingent Coupon)
Fourth through Seventh Observation Dates	Various (each below Coupon Barrier)	$0.00
Final Observation Date	$40.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment:	$4.60 (-54.00% return)
Since the Securities are not called and the Ending Price of the Underlying Equity is below the Trigger Price, Royal Bank of Canada will pay you at maturity $4.00 per Security.  When added to the Contingent Coupon payments of $0.60 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $4.60 per Security, for a loss on the Securities of 54.00%.
The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the Ending Price is less than the Trigger Price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.
Any payment on the Securities, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-2, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying Equity
Included on the following pages is a brief description of the Underlying Equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.
The Underlying Equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity under the Exchange Act can be located by reference to its SEC Central Index Key number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently reviewed the accuracy or completeness of the information contained in outside sources.
The SPDR® S&P 500® ETF Trust
We have derived the following information regarding the Underlying Equity from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Equity and the Underlying Equity will have no obligations with respect to the Securities. This document relates only to the Securities and does not relate to the shares of the Underlying Equity or any securities held by the Underlying Index. Neither we nor our affiliates participate in the preparation of the publicly available documents described below. Neither we nor our affiliates have made any due diligence inquiry with respect to the Underlying Equity in connection with the offering of the Securities. There can be no assurance that all events occurring prior to the date of this free writing prospectus, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Underlying Equity have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Equity could affect the price of the shares of the Underlying Equity after the pricing date, and therefore could affect the payment at maturity.
The selection of the Underlying Equity is not a recommendation to buy or sell the shares of the Underlying Equity. Neither we nor any of our affiliates make any representation to you as to the future performance of the shares of the Underlying Equity. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying Equity may be obtained through the SEC’s website at http://www.sec.gov.
The SPDR® S&P 500® ETF Trust
Information concerning the SPDR® S&P 500® ETF Trust (SPY) filed with the SEC under the Investment Company Act can be located by reference to SEC file number 811-06125. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this document.
The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “Underlying Index”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the Underlying Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.
The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The SPY seeks to invest in substantially all of the securities that comprise the Underlying Index. The SPY typically earns income from dividends from securities held by the SPY. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPY will be calculated based only on the share price of the SPY, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPY or any equivalent payments.
The shares of the SPY trade on the NYSE Arca under the symbol “SPY.”
The S&P 500® Index
We have derived all information contained in this document regarding the Underlying Index (the “SPX”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “index sponsor”).
The SPX is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The index sponsor chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the index sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of December 31, 2015 indicated in parentheses:

Information Technology (20.7%); Financials (16.5%); Health Care (15.2%); Consumer Discretionary (12.9%); Consumer Staples (10.1%); Industrials (10.0%); Energy (6.5%); Utilities (3.0%); Materials (2.8%); and Telecommunication Services (2.4%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.
The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the index closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices, as reported by Bloomberg.  The closing price of the Underlying Equity on January 19, 2016 was $188.06. The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period- End Close
1/1/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$90.33
1/1/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/1/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	12/31/2010	$125.92	$113.75	$125.78
1/1/2011	3/31/2011	$134.57	$126.21	$132.51
4/1/2011	6/30/2011	$136.54	$126.81	$131.97
7/1/2011	9/30/2011	$135.46	$112.26	$113.17
10/1/2011	12/31/2011	$128.68	$109.93	$125.50
1/1/2012	3/31/2012	$141.61	$127.49	$140.72
4/1/2012	6/30/2012	$141.79	$128.10	$136.27
7/1/2012	9/30/2012	$147.24	$133.51	$143.93
10/1/2012	12/31/2012	$146.27	$135.70	$142.52
1/1/2013	3/31/2013	$156.73	$145.53	$156.55
4/1/2013	6/30/2013	$167.11	$154.14	$160.01
7/1/2013	9/30/2013	$173.14	$161.16	$168.10
10/1/2013	12/31/2013	$184.67	$165.48	$184.67
1/1/2014	3/31/2014	$188.26	$174.15	$187.04
4/1/2014	6/30/2014	$196.48	$181.48	$195.72
7/1/2014	9/30/2014	$201.82	$190.99	$197.02
10/1/2014	12/31/2014	$208.72	$186.27	$205.50
1/1/2015	3/31/2015	$211.99	$198.97	$206.43
4/1/2015	6/30/2015	$213.50	$205.42	$205.85
7/1/2015	9/30/2015	$212.59	$187.27	$191.63
10/1/2015	12/31/2015	$211.00	$192.13	$203.89
1/1/2016	1/19/2016*	$201.35	$187.83	$188.06
*This free writing prospectus includes available information for the first calendar quarter of 2016 for the period from January 1, 2016 through January 19, 2016.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the Underlying Equity from January 1, 2008 to January 19, 2016, assuming a Starting Price of $188.06, which was its closing price on January 19, 2016. The solid line represents a hypothetical Coupon Barrier and Trigger Price of $141.05, which is equal to 75.00% of the closing price on January 19, 2016. The actual Starting Price, Coupon Barrier and Trigger Price will be determined on the trade date.
■ Coupon Barrier / Trigger Price = 75.00%
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-2.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately six months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-2 dated January 20, 2016 under the caption “General Terms of Securities” are incorporated into the master note issued to DTC, the registered holder of the Securities.